Exhibit 23.3

CONSENT OF UHY LLP
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in the Registration Statement on Form S-1 of Energy XXI (Bermuda) Limited of our report dated May 24, 2007 with respect to the statements of revenues and direct operating expenses (the carve-out financial statements for Pogo) for each of the years in the three-year period ended December 31, 2006. We also consent to the reference to our firm under the caption “Experts” in such Registration Statement.

/s/ UHY LLP

Houston, Texas
June 25, 2007